Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Curative Biotechnology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Other	Units, each consisting of one share of common stock, par value $0.001 per share, and one Warrant (3)	457(o)	—	—	[*]	$0.0000927	[*]
Fees to be Paid	Equity	Shares of common stock, par value $0.001 per share, included as part of Units (2)	457(g)	—	—	(4)	(4)	(4)
Fees to be Paid	Equity	Warrants, included as part of Units	457(g)	—	—	[*]	[*]	[*]
Fees to be Paid	Equity	Shares of common stock, par value $0.001 per share, underlying warrants included in the Units (2)	457(o)	—	—	(4)	(4)	(4)

		TOTALS

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Includes [*] Units that the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.